Exhibit 99.1

Explanation of Responses:

(1)
This Form 3 is filed on behalf of Averill Master Fund, Ltd., a Cayman Islands exempted company (“Averill Master Fund”), Averill Madison Master Fund, Ltd., a Cayman Islands exempted company (“Averill Madison Master Fund” and, together with the Averill Master Fund, the “Funds”), Suvretta Capital Management, LLC, a Delaware limited liability company (“Suvretta Capital”), and Aaron Cowen (“Mr. Cowen”).  Each of the Funds and Suvretta Capital may be deemed a director by deputization by virtue of David Friedman, M.D., a Managing Director and Senior Analyst at Suvretta Capital, serving on the board of directors of the Issuer (as defined below).

(2)	These shares of common stock, par value $0.00001 per share (“Common Stock”), of Veradermics, Incorporated (the “Issuer”) are directly held by Averill Master Fund.
(3)	These shares of Common Stock of the Issuer are directly held by Averill Madison Master Fund.
(4)
Suvretta Capital is the investment manager of the Funds.  Mr. Cowen may be deemed to control Suvretta Capital and therefore may be deemed to beneficially own shares of Common Stock held by the Funds.  Mr. Cowen disclaims beneficial ownership of the shares of Common Stock reported herein except to the extent of any indirect pecuniary interest therein.  The securities reported herein are directly held by either Averill Master Fund or Averill Madison Master Fund as noted herein.